Exhibit 23.1

To the Board of Trustees

Physicians Realty Trust

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-190085 on Form S-8 of Physicians Realty Trust of our report dated May 6, 2014 with respect to the Statement of Revenues and Certain Direct Operating Expenses of the San Antonio Property for the year ended December 31, 2013.

/s/ Plante & Moran, PLLC
Chicago, Illinois
May 6, 2014